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                      G.T. GLOBAL VARIABLE INVESTMENT TRUST

                       CERTIFICATE OF ASSISTANT SECRETARY



     I, Peter R. Guarino, Assistant Secretary of G.T. Global Variable Investment Trust ("Trust"), hereby certify that the Board of Trustees adopted the following preamble and resolution pursuant to a Unanimous Written Consent on November 16, 1994:

     WHEREAS, Article III, Section 2 of the Trust's Declaration of Trust Authorizes the Board of Trustees to establish any series or class of the Trust, without limiting the authority of the Board of Trustees to establish any further series or class; now, therefore be it

     RESOLVED, that a series of shares of beneficial interest in the Trust, having the rights and privileges specified in the Trust's Declaration of Trust, be, and it hereby is established, and designated as G.T. Global:
     Variable Natural Resources Fund.


Dated:  November 17, 1994          By:  /s/ Peter R. Guarino
                                        ----------------------------------------
                                        Peter R. Guarino
                                        Assistant Secretary
                                        G.T. Global Variable Investment Trust





San Francisco, California  (ss)

Subscribed and sworn to before me this  17th  day of   November     , 1994.
                                       ------        ----------------


/s/ Johanne F. Parley
-------------------------
Notary Public